Exhibit 99.1
For Immediate Release
For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2265
rex_schuette@UCBI.com
UNITED COMMUNITY BANKS, INC. TO ACQUIRE
GWINNETT COMMERCIAL GROUP, INC.
—Expansion into Three New Markets Significantly Enhances Metro Atlanta Franchise—
BLAIRSVILLE, GA, February 6, 2007 – United Community Banks, Inc. (Nasdaq: UCBI) today announced the signing of a definitive agreement to acquire Gwinnett Commercial Group, Inc., and its wholly owned bank subsidiary First Bank of the South. First Bank of the South has five banking offices in the metro Atlanta counties of Gwinnett, DeKalb and north Fulton, which are new markets for United, and a loan production office in Walton County. At December 31, 2006, Gwinnett Commercial had total assets and deposits of $675 million and $583 million, respectively.
Under terms of the agreement, Gwinnett Commercial’s shareholders will receive common stock of United Community Banks, cash, or a combination thereof. The terms are fixed with $32.5 million in cash consideration and 5.7 million shares of United Community Banks common stock. Based on United Community Banks 30 day average closing price of $32.35 on February 2, 2007, the transaction has an aggregate value of approximately $216.6 million. The transaction, which has been approved by the boards of directors of both companies, is subject to the approval of Gwinnett Commercial’s shareholders and regulatory agencies as well as to other customary conditions of closing. The transaction is expected to close during the second quarter and will be slightly accretive to earnings in 2007.

“First Bank of the South is the perfect partner for our company in many ways,” said Jimmy Tallent, president and chief executive officer of United Community Banks. “This combination is about great bankers joining our team, similar cultures, and the ability to expand into three fast-growing Atlanta markets. We have significantly strengthened our presence in Atlanta, which is the economic engine of the South and one of the best banking markets in the country.”
Established in 2000, First Bank of the South is located in Lawrenceville and has two additional offices in Gwinnett County and one each in DeKalb and north Fulton counties. It is the ninth-largest community bank in deposit market share in the Atlanta MSA and the seventh-largest in Gwinnett County, its primary market. With a population of 780,000, Gwinnett is the second-largest county in the Atlanta MSA and projected to grow 26 percent over the next five years, four times the projected U.S. average. Gwinnett County has $11 billion in total deposits and a median household income of $76,900 – significantly above the U.S. and Southeastern medians of $51,500 and $47,400, respectively.
“Many times we have stated our strong desire to enter these markets and have always known who we wanted to join with,” stated Tallent. “Now it has happened. We are very excited about First Bank of the South’s team joining United. These seasoned bankers average over 30 years of in-market experience and, like United, specialize in providing personalized banking service to their customers. Glenn White, chief executive officer, and Steven Williams, president, will continue in their current positions to lead our 27th community bank, United Community Bank – Gwinnett. Additionally, their board members will serve on our local board, with one director joining our holding company board after the transaction is completed.”
“This merger is about the growth of two companies that will fit together exceptionally well,” said Glenn White. “Our experience and markets combined with United’s locations, products and resources will create exciting new opportunities for our customers. We look forward to continuing our strong growth and financial performance as part of the United team.”
“We are adding one of the best banking teams and excellent locations. I truly believe First Bank of the South is the community banking franchise of choice in metro Atlanta,” stated Tallent. “With this team, we are filling a gap in our footprint that will significantly enhance our presence in metro Atlanta. Encircling metro Atlanta has been one of our key strategic objectives that we believe will build long-term value for our shareholders. This gives us a significant competitive advantage that no other community bank has in metro Atlanta and we look forward to further expanding this franchise by adding selective de novo offices,” added Tallent.

“When the transaction is completed, United Community Banks will have 27 community banks operating 107 banking offices and assets of approximately $8 billion. And, we will have ten banks and 39 banking offices in metro Atlanta with total assets of approximately $3.0 billion, which strengthens our position as the largest community bank in the Atlanta MSA,” concluded Tallent.
Conference Call and Web Cast
United Community Banks will hold a conference call on Tuesday, February 6, 2007 at 11:00 a.m. ET to discuss the transaction. Individuals are invited to listen to the live web cast and view a slide presentation. The web cast will be hosted under “Investor Presentations” located in the “Investor Relations” section of United’s website at www.ucbi.com. To participate in the Q&A session of the conference call, the telephone number is (866) 356-3377 and the pass code is “UCBI”. A replay of the conference call will be available in the same location for 90 days along with a link to the presentation materials.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest holding company in Georgia. United Community Banks has assets of $7.1 billion and operates 26 community banks with 101 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.
Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectation and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
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